Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177963

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 3 DATED MAY 1, 2013
TO THE PROSPECTUS DATED MARCH 28, 2013
This supplement No. 3 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 3 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the recent share pricing information; and
•the retirement of mortgage loan payable on Monument IV at Worldgate.
Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from April 1 to April 30, 2013, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class E
April 1, 2013	$10.04	$10.05	$10.06
April 2, 2013	$10.04	$10.05	$10.06
April 3, 2013	$10.04	$10.05	$10.06
April 4, 2013	$10.04	$10.05	$10.06
April 5, 2013	$10.04	$10.05	$10.06
April 8, 2013	$10.05	$10.05	$10.07
April 9, 2013	$10.05	$10.06	$10.07
April 10, 2013	$10.05	$10.06	$10.07
April 11, 2013	$10.04	$10.05	$10.07
April 12, 2013	$10.03	$10.03	$10.05
April 15, 2013	$10.03	$10.04	$10.05
April 16, 2013	$10.03	$10.04	$10.05
April 17, 2013	$10.03	$10.04	$10.05
April 18, 2013	$10.03	$10.04	$10.05
April 19, 2013	$10.20	$10.21	$10.22
April 22, 2013	$10.20	$10.21	$10.23
April 23, 2013	$10.20	$10.21	$10.23
April 24, 2013	$10.20	$10.21	$10.23
April 25, 2013	$10.21	$10.22	$10.24
April 26, 2013	$10.21	$10.22	$10.24
April 29, 2013	$10.22	$10.23	$10.24
April 30, 2013	$10.21	$10.22	$10.24
Purchases and repurchases of shares of our Class A and Class M common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each class is (1) posted on our website, www.JLLIPT.com, and (2) made available on our toll-free, automated telephone line, (855) 652-0277.
Our Class E shares are not being sold in connection with this offering.
Mortgage Loan Payable
On April 30, 2013, we retired the mortgage note payable on Monument IV at Worldgate in advance of its September 1, 2013 maturity date. The outstanding balance, including accrued interest, was approximately $35,351,000 which was funded with cash on hand. The loan had a 5.29% interest rate and its prepayment will save in excess of $1,850,000 in annual interest expense. As a result, we own the property free and clear of mortgage debt. This loan repayment was in keeping with our objectives to deleverage our portfolio.